UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2009

RenaissanceRe Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-14428	98-014-1974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Renaissance House 8-20 East Broadway, Pembroke Bermuda	HM 19
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 295-4513

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2009, RenaissanceRe Holdings Ltd. (the “Company”) announced that Fred R. Donner, Executive Vice President and Chief Financial Officer of the Company, would be resigning his positions with the Company and its subsidiaries, to be effective July 6, 2009, and would be succeeded by Jeffrey D. Kelly.

Appointment of Jeffrey D. Kelly

In connection with Mr. Kelly’s appointment as Executive Vice President and Chief Financial Officer of the Company, the Company and Mr. Kelly entered into an employment agreement, to be effective as of July 6, 2009. A copy of Mr. Kelly’s employment agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the employment agreement contained herein is qualified in its entirety by reference thereto.

Mr. Kelly will initially be paid an annual base salary of $525,000 and will be eligible for a target annual cash bonus of $577,500 (prorated for 2009) and a target annual equity award valued at $1,128,750. The annual equity award to be granted to Mr. Kelly may consist of restricted stock, performance shares, options, or a combination thereof and will be made pursuant to the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan. In addition, in conjunction with his commencing employment Mr. Kelly will receive a special equity grant of restricted stock valued at $1,800,000, per the Company’s regular pricing and grant date methodology, vesting ratably over four years. Mr. Kelly will also be entitled to customary perquisites and benefits that are offered to other similarly situated senior executives of the Company.

Mr. Kelly, age 55, most recently served as Chief Financial Officer and Vice Chairman of National City Corporation (“National City”) until his retirement last year, ending 30 years of service at National City. Mr. Kelly currently serves as a member of the board of directors of The Progressive Corporation, where he serves as Chairman of the Investment and Capital Committee.

Pursuant to Mr. Kelly’s employment agreement, Mr. Kelly receives a base salary at a rate to be determined by the Board of Directors of the Company, upon the recommendation of the Company’s Chief Executive Officer, and a discretionary annual cash bonus. Mr. Kelly is also eligible to receive awards, as determined from time to time by the Compensation and Corporate Governance Committee of the Company’s Board of Directors, under the stock option and incentive plans adopted and maintained by the Company, as well as reimbursement for housing, automobile, travel, and other expenses, subject to applicable Company policies, including a tax reimbursement payment to the extent reimbursements (other than those in connection with Mr. Kelly’s personal use of the Company’s airplane) result in additional income tax liability.

Under his employment agreement, during the term of employment and for the twelve-month period following any termination of employment, Mr. Kelly is subject to non-interference covenants. The agreement also contains a non-competition covenant, which will automatically survive for twelve months following a termination of employment for any reason other than Mr. Kelly’s voluntary termination without “good reason” (as defined in the employment agreement), provided that the Company may elect to extend the covenant not to compete for twelve months following such a voluntary resignation, as described below. Generally, the non-competition covenant prevents Mr. Kelly from engaging in activities competitive with the business of the Company or its affiliates, and the non-interference covenants prevent Mr. Kelly from soliciting or hiring employees or other service providers of the Company or its affiliates and from inducing any customer, supplier, licensee, or other business relation of the Company or its affiliates to cease doing business with, or reduce the amount of business conducted with, the Company or its affiliates, or in any other manner interfering with the Company’s relationship with such parties. Mr. Kelly’s employment agreement also contains customary confidentiality and assignment of inventions provisions. In addition, the employment agreement provides that the Company shall indemnify Mr. Kelly to the fullest extent permitted by Bermuda law, except in certain limited circumstances.

Unless sooner terminated as provided therein, the employment agreement expires on the first anniversary of commencement, provided that such term will be extended automatically for additional one-year periods unless the Company or Mr. Kelly gives 30 days’ notice of an election not to extend the term. In the event the Company determines in good faith that circumstances arising, directly or indirectly, from Mr. Kelly’s employment with any prior employer have resulted in his inability to adequately perform his duties and responsibilities for the Company, the Company may, in its sole discretion, require him to resign from his employment without “good reason,” which determination and action by the Company shall constitute neither a termination by the Company without “cause” nor an event of “good reason” under the agreement.

Upon a termination of employment either by the Company without “cause” (as defined in the employment agreement), which includes a non-extension of the agreement by the Company, or by Mr. Kelly for “good reason,” and subject to the execution of a mutual general release of claims (if requested by the Company), Mr. Kelly will be entitled to receive (i) an amount equal to 75% of the sum of his base salary plus his annual bonus (determined using the greater of (x) the target annual bonus for the fiscal year in which such termination occurs and (y) the actual annual bonus for the fiscal year in which such termination occurs), to be paid in substantially equal monthly installments over the twelve-month period following such termination, (ii) a pro rata annual bonus for the fiscal year of termination (based on the target annual bonus for such year), (iii) continuation of health benefits for Mr. Kelly and his covered dependants for twelve months, (iv) vesting, as of the date of such termination, of all equity awards then held by him, other than awards consisting of restricted stock that vest based on both continued service and the attainment of performance goals, which shall no longer be subject to service-based vesting conditions, shall remain outstanding through the last day of the applicable performance periods, without regard for such termination, and shall vest on a pro rata basis based on the number of days elapsed from the commencement of the applicable performance period through and including the date of such termination, if at all, based on the level of actual attainment of performance goals at such time or times as would have been the case had the service vesting provisions continued to apply and Mr. Kelly remained employed through all applicable service vesting periods, (v) the ability to exercise any awards then held by him that are stock options until the earliest of

(x) exercise, (y) the expiration of the original term, and (z) the six-month anniversary of the date of termination, and (vi) a lump sum payment in an amount equal to 25% of the sum of his base salary plus his annual bonus (determined using the greater of (x) the target annual bonus for the fiscal year in which such termination occurs and (y) the actual annual bonus for the fiscal year in which such termination occurs).

Upon a voluntary termination of employment without “good reason” (including a non-extension of the agreement by Mr. Kelly), the Company may elect to extend his non-compete obligations for up to twelve months, in consideration for which Mr. Kelly will be entitled to (i) an amount equal to 75% of his base salary, to be paid in substantially equal monthly installments over the twelve-month period following such termination, and (ii) a lump sum payment in an amount equal to 25% of his base salary.

Each of the payments and benefits to which Mr. Kelly may become entitled upon a termination of employment is subject to his continued compliance with the terms of the agreement.

Resignation of Fred R. Donner

In connection with his resignation, Mr. Donner and the Company entered into a Separation, Consulting, and Release Agreement. Pursuant to this agreement, Mr. Donner and the Company have agreed to mutual general releases of claims arising out of or attributable to Mr. Donner’s employment or termination thereof. Mr. Donner’s termination of employment will be deemed a resignation for “good reason” pursuant to the terms of his employment agreement with the Company dated July 19, 2006, filed with the Commission as Exhibit 10.2 to Form 8-K filed on July 21, 2006, as amended pursuant to the amendment filed with the Commission as Exhibit 10.1 to Form 10-Q filed on May 2, 2008, and the amendment filed with the Commission as Exhibit 10.2 to Form 8-K filed on November 25, 2008, and in connection therewith, Mr. Donner will be entitled to the following separation payments and benefits: (i) a cash severance payment equal to the sum of Mr. Donner’s current base salary ($568,000) and his cash bonus for 2008 ($635,250), 75% of which is payable in substantially equal installments over the twelve months following his termination, and 25% of which is payable in a lump sum on the first anniversary of his termination, (ii) a pro rata target bonus for 2009, which based on a termination date of July 6 will be 50% of his target bonus ($288,750), (iii) continuation of health benefits under the Company’s health plans for twelve months for Mr. Donner and his covered dependants, and (iv) vesting in all unvested equity awards currently held by Mr. Donner except for options granted to him pursuant to the Company’s 2004 Stock Option Incentive Plan. In addition, Mr. Donner will have up to six months to exercise any options currently held by him, and the Company has agreed to provide Mr. Donner with reimbursement for reasonable costs incurred by him in connection with repatriating to the United States as well as use of the Company’s personal tax services for the preparation of his 2009 taxes, in accordance with the Company’s current policies. Each of these payments and benefits is subject to Mr. Donner’s continued compliance with the customary noncompete and nonsolicit covenants set forth in his employment agreement.

Following his separation date through September 30, 2009, Mr. Donner has agreed to continue providing services to the Company as a consultant to assist in his successor’s transition. In consideration for providing these consulting services, Mr. Donner will receive aggregate consulting fees equal to $150,000, of which $50,000 will be paid in substantially equal monthly installments during the consulting period, and of which the remaining $100,000 will be paid in a lump sum on the last day of the consulting period. In addition, Mr. Donner may continue during the consulting period to utilize the Bermuda housing currently provided to him (along with which he will receive any corresponding tax reimbursement benefits provided by his employment agreement).

The description of Mr. Donner’s Separation, Consulting, and Release Agreement contained herein is qualified in its entirety by reference thereto, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 8.01. Other Events.

On June 10, 2009, the Company issued a press release (the “Press Release”) in connection with the events described under Item 5.02 above. The Press Release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit #	Description
10.1	Employment Agreement by and between RenaissanceRe Holdings Ltd. and Jeffrey D. Kelly, dated as of June 10, 2009

10.2	Separation, Consulting, and Release Agreement by and between RenaissanceRe Holdings Ltd. and Fred R. Donner, dated June 12, 2009

99.1	Press Release, dated June 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date: June 15, 2009	By:	/s/ Stephen H. Weinstein
	Name:	Stephen H. Weinstein
	Title:	SVP, General Counsel, and Corporate Secretary

INDEX TO EXHIBITS

Exhibit #	Description
10.1	Employment Agreement by and between RenaissanceRe Holdings Ltd. and Jeffrey D. Kelly, dated as of June 10, 2009

10.2	Separation, Consulting, and Release Agreement by and between RenaissanceRe Holdings Ltd. and Fred R. Donner, dated June 12, 2009

99.1	Press Release, dated June 10, 2009